EXHIBIT 10.3

SHARE REPURCHASE AGREEMENT

This Share Repurchase Agreement (this “Agreement”) is entered into as of June 25, 2004, by and between Entravision Communications Corporation, a Delaware corporation (the “Company”), and TSG Capital Fund III, L.P., a Delaware limited partnership (“TSG”).

RECITALS

WHEREAS, TSG is the holder of 5,865,102 shares of the Company’s Series A preferred stock, par value $0.0001 per share, which shares represent one hundred percent (100%) of the issued and outstanding shares of such Series A preferred stock (the “Series A Preferred”).

WHEREAS, the Company desires to repurchase the Series A Preferred on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants, agreements, and conditions hereafter set forth, and for other good, valuable, and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby agree as follows:

AGREEMENT

I.	Terms of Share Repurchase.

(a) Repurchase. Subject only to the conditions set forth in Sections I(e) and (f) below, the Company hereby agrees to repurchase the Series A Preferred from TSG and TSG hereby agrees to sell the Series A Preferred to the Company free and clear of all liens, security interests, pledges, claims and encumbrances of any kind, nature or description, and on the terms and conditions set forth herein (the “Share Repurchase”).

(b) Initial Share Repurchase. Within three (3) business days of the date on which the Company receives the approval required by Section I(f) below, the Company will deliver to TSG Fifty-Five Million Dollars ($55,000,000) by wire transfer of immediately available funds, and TSG will surrender a stock certificate or certificates evidencing Two Million Five Hundred Forty-Two Thousand and Six (2,542,006) shares of the Series A Preferred, together with any letters of instruction, stock powers or any other documents necessary to effect the repurchase of that portion of the Series A Preferred by the Company (the “Initial Share Repurchase”).

(c) Subsequent Share Repurchases. Following the Initial Share Repurchase, subject only to the conditions set forth in Sections I(e) and (f) below, the Company shall, by June 30, 2005 (the “Final Repurchase Date”), repurchase the remaining Three Million Three Hundred Twenty-Three Thousand and Ninety-Six (3,323,096) shares of Series A Preferred held by TSG through one or more additional share repurchases (each a “Subsequent Share Repurchase”) on the terms set forth herein. At any time prior to the Final Repurchase Date, the Company may deliver a written notice to TSG, indicating its intent to consummate a Subsequent Share Repurchase (each, a “Repurchase Notice”). The Repurchase Notice shall specify (i) a closing date for the Subsequent Share Repurchase, which must be at least three (3) business days from the date of the Repurchase Notice (the “Closing Date”) and (ii) the amount to be paid by the Company in connection with the Subsequent Share Repurchase (the “Subsequent Share Repurchase Price”), which amount shall not be less than Twenty Million Dollars ($20,000,000)

except as provided below. The number of shares of Series A Preferred to be repurchased in any Subsequent Share Repurchase (the “Share Number”) shall be the Subsequent Share Repurchase Price divided by the per share liquidation value as of the Closing Date, which per share liquidation value (the “Per Share Liquidation Value”) shall be calculated as follows: (i) $24.4668, discounted to the Closing Date from April 19, 2006 by 7.4% per annum (compounded annually and based on a 365-day year), plus (iii) $.11935. Notwithstanding that any Subsequent Share Repurchase Price shall otherwise not be less than Twenty Million Dollars ($20,000,000), if the Share Number exceeds the number of shares of Series A Preferred then held by TSG, then the Subsequent Share Repurchase Price shall be reduced to the amount necessary to repurchase all remaining shares of the Series A Preferred from TSG at the price of the Per Share Liquidation Value per share.

(d) Closing. On any Closing Date, the Company will deliver the Subsequent Share Repurchase Price to TSG by wire transfer in immediately available funds, and TSG will surrender the stock certificate or certificates evidencing the Share Number of shares of Series A Preferred, together with any letters of instruction, stock powers or any other documents necessary to effect the repurchase of that portion of the Series A Preferred by the Company.

(e) Bank Refinancing Condition for Subsequent Repurchases. The Company shall use commercially reasonable efforts to enter into a senior bank refinancing transaction of at least Four Hundred Million Dollars ($400,000,000) on terms acceptable to the Company in its sole discretion (the “Bank Refinancing”). Notwithstanding the foregoing, if the Bank Refinancing is not consummated on or before September 30, 2004, then neither party shall have the obligation to consummate any Subsequent Share Repurchases.

(f) Board Approval. The parties’ obligations hereunder are expressly conditioned upon the ratification by the Company’s Board of Directors of this Agreement and the Share Repurchase and, with respect to each Subsequent Share Repurchase, also upon the prior approval thereof by the Company’s Board of Directors; provided, however, that if the Bank Refinancing condition set forth in Section I(e) above has been satisfied, but the Company fails to repurchase all of the remaining shares of Series A Preferred by the Final Repurchase Date (including due to a failure to obtain the prior approval of the Company’s Board of Directors as required by this Section I(f)), then the Company shall pay to TSG, on the date that all accrued and unpaid dividends on the Series A Preferred become due and payable, an amount calculated in the manner of interest at an annual rate equal to one and one-half percent (1.5%) and accruing continuously on the liquidation preference from time to time of each such share that is outstanding on July 1, 2005 for the period from July 1, 2005 through and including April 19, 2006, such total amount to then bear interest at a rate of eight and one-half percent (8.5%) per annum, compounded annually, from April 19, 2006 until the date on which payment is actually made. Notwithstanding the preceding, if any shares of Series A Preferred remain outstanding for any reason after the accrued and unpaid dividends on such shares become due and payable (whether by reason of default in payment, insufficient legally available funds or otherwise), then an additional payment consistent with the preceding sentence shall be made by the Company at the time payment is actually made. Nothing in this Section I(f) shall excuse the Company’s obligation to repurchase all outstanding shares of Series A Preferred on or before June 30, 2005 in the event the Company’s Board of Directors has approved such repurchase as contemplated above.

(g) Representations and Warranties. Each of the following representations and warranties is made as of the date of this Agreement. Each party’s obligation to close the Initial Share Repurchase or any Subsequent Share Repurchase shall be contingent on the representations and warranties of the other party being true and correct in all material respects as of the applicable closing. Each party covenants and agrees not to take any action which would cause its representations and warranties to be untrue as of such closing.

(i) Each party hereby represents and warrants to the other that such party has full power and authority to execute and deliver this Agreement, and upon execution and delivery, that this Agreement shall constitute the valid and binding agreement of such party, enforceable in accordance with its terms.

(ii) TSG represents and warrants to the Company that TSG has good, marketable and unencumbered title to the shares of Series A Preferred, free and clear of all liens, encumbrances, security interests, pledges, claims, options and rights of others.

(iii) The Company hereby represents and warrants to TSG that the execution of this Agreement does not, and the Share Repurchase will not, violate, conflict with or result in a breach of, the Company’s certificate of incorporation or bylaws or any note, bond, mortgage or other instrument or agreement to which the Company is a party or by which it or its assets or properties may be bound or affected, and that the Share Repurchase will not violate any provision of the Delaware General Corporation Law or state or federal securities laws, and that the Company’s Board of Directors has not declared any or all of the accrued but unpaid dividends with respect to the Series A Preferred.

(h) Alternative Transaction. If the Company should receive, prior to the closing of the final Subsequent Share Repurchase, a proposal from a third party to acquire the Company or all of its outstanding capital stock (an “Alternative Transaction”), it shall promptly notify TSG of such proposal, and TSG may, in its discretion, elect to participate in the Alternative Transaction with respect to any Series A Preferred still held by TSG at such time, or to proceed with the closing of any remaining Subsequent Share Repurchases.

(i) Other Agreements. The rights and obligations of the parties under that certain Investor Rights Agreement dated as of April 19, 2000 by and among the Company and TSG, among others (the “Investor Rights Agreement”), shall continue notwithstanding this Agreement unless and until such time as all Series A Preferred has been acquired by the Company, at which time the Investor Rights Agreement shall become null and void and of no further force and effect. In addition, the rights and obligations of the Company and TSG under any other agreement to which the Company and TSG or its affiliates are parties, including, without limitation, any other investor rights agreement, shall continue in effect and shall be unaffected by this Agreement. Notwithstanding the foregoing, this Agreement replaces in its entirety that previous Share Repurchase Agreement entered into by and between the Company and TSG as of May 5, 2004, which previous agreement is hereby terminated.

II.	Miscellaneous.

(a) Additional Actions and Documents. Each of the parties hereto hereby agrees to act in good faith and to use best efforts to take or cause to be taken such further actions to execute, deliver, and file such further documents and instruments, and to obtain such consents as may be necessary in order to fully effectuate the purposes, terms and conditions of this Agreement.

(b) Notices. Any notice, request, demand or consent required or permitted to be given under this Agreement, including without limitation any Subsequent Repurchase Notice, shall be in writing (including facsimile transmissions and similar writings) and shall be effective when transmitted and confirmation of receipt is obtained for facsimile transmissions and similar writings; when delivered personally; one (1) business day after sent by recognized overnight courier; or five (5) days after sent by mail, first class, postage prepaid; in each case to the following address or facsimile number, as applicable:

If to the Company:	Walter F. Ulloa
Entravision Communications Corporation
2425 Olympic Boulevard, Suite 6000 West
Santa Monica, California 90404

Telephone: (310) 447-3870
Facsimile: (310) 447-3899

With a required copy to:	Michael G. Rowles
Entravision Communications Corporation
2425 Olympic Boulevard, Suite 6000 West
Santa Monica, California 90404

Telephone: (310) 447-3870
Facsimile: (310) 449-1306

If to TSG:	Darryl B. Thompson
TSG Associates III, LLC
177 Broad Street, 12th Floor
Stamford, Connecticut 06901

Telephone: (203) 541-1535
Facsimile: (203) 541-1590

With a required copy to:	Brett W. Dixon
Finn Dixon & Herling LLP
One Landmark Square, 14th Floor
Stamford, Connecticut 06901

Telephone: (203) 325-5016
Facsimile: (203) 348-5777

(c) Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements, undertakings, representations, and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. It may be amended or modified only by a writing executed by each of the parties.

(d) Assignment. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties. Neither party may assign this Agreement or its rights hereunder without the consent of the other party.

(e) Breach; Specific Performance. In the event of breach by a party of its obligations under this Agreement, the other party shall have the right to seek injunctive relief and/or specific performance. Such right is cumulative and not alternative to the right of such party to seek damages at law. Each party agrees to waive any defense as to the adequacy of the other party’s remedies at law and to interpose no opposition to the propriety of injunctive relief or specific performance as a remedy.

(f) Governing Law. This Agreement will be governed by and construed under the laws of State of Delaware without regard to conflict of laws principles.

(g) No Waiver. No waiver of a breach of, or default under any provision of this Agreement shall be deemed a waiver of such provision or of any subsequent breach or default of the same or similar nature or of any other provision or condition of this Agreement.

(h) Severability. If any provision of this Agreement or the application thereof to any person or circumstances, is held invalid, such invalidity shall not affect any other provision which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable. Any such invalid provision shall be given effect to the extent possible or shall be reformed so as to make it enforceable and valid while preserving the original intent of the parties.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(j) Expenses. The Company shall reimburse TSG for its reasonable expenses incurred in connection with this Agreement and the Share Repurchase, including without limitation reasonable fees and expenses of its attorneys and investment bankers.

IN WITNESS WHEREOF, each party has caused this Share Repurchase Agreement to be duly executed and delivered in his name and on its behalf, all as of the date and year first written above.

COMPANY:

ENTRAVISION COMMUNICATIONS CORPORATION, a Delaware corporation

/s/ WALTER F. ULLOA
	By:	Walter F. Ulloa
	Its:	Chairman and Chief Executive Officer

TSG:

TSG CAPITAL FUND III, L.P.

	By:	TSG Associates III, LLC
	Its:	General Partner

/s/ DARRYL B. THOMPSON
	By:	Darryl B. Thompson
	Its:	Managing Member

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